EXHIBIT 99.1

Safe Harbor

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the company’s future financial performance, including expected revenue and earnings and estimated restructuring, integration and retention expenses resulting from the acquisition and integration of Maxtor, the timeline for the integration of the former Maxtor operations into Seagate, price and product competition, customer demand for our products, and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this announcement. Current expectations, forecasts and assumptions involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, such risks and uncertainties include Seagate’s ability to integrate the Maxtor acquisition into its operations successfully and on a timely basis; the impact of the acquisition of Maxtor on the company’s financial results, including without limitation due to charges associated with restructuring, purchase accounting and other related transaction costs, and due to shifting of customer demand to the company’s competitors or aggressive competitive pricing specially targeted to encourage such shifting; the impact of the variable demand and the aggressive pricing environment for disc drives, particularly in the near term as that may be impacted by delays in new operating system software and new gaming platform hardware systems; dependence on the company’s ability to successfully manufacture in increasing volumes on a cost-effective basis and with acceptable quality its current and new disc drive products, particularly in the near term as the company transitions Maxtor demand to Seagate product offerings; the adverse impact of competitive product announcements and possible excess industry supply with respect to particular disc drive products; and the possibility that the combination of Seagate and Maxtor will not provide the anticipated benefits to the combined company on the projected timeline, if at all. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on August 1, 2005; in the company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on April 28, 2006; and in the company’s Form 8-K, as originally filed with the U.S. Securities and Exchange Commission on June 1, 2006. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Quarterly Results

On August 8, 2006, Seagate reported quarterly revenue of $2.5 billion, net income of $7 million and diluted earnings per share of $0.01 for the fiscal quarter ended June 30, 2006. Included in these results are accounting charges related to the Maxtor acquisition of $146 million and Seagate’s non-cash stock based compensation of $17 million. These results compare to revenue of $2.18 billion, net income of $280 million and diluted earnings per share of $0.55 in the year-ago quarter. The year-ago results did not reflect costs associated with non-cash stock based compensation. The acquisition of Maxtor was completed on May 19, 2006, and the financial results announced today include the results of Maxtor operations from May 19 through June 30, 2006. These quarterly results reflect the adverse impact of the competitive pricing environment described below and an under-utilized manufacturing capacity during the ramp-down of Maxtor products and the corresponding ramp-up of Seagate products.

For the fiscal year ended June 30, 2006, Seagate reported revenue of $9.2 billion, net income of $840 million and diluted earnings per share of $1.60. These full year results include accounting charges, other costs and related tax effects directly associated with the Maxtor acquisition of $146 million, $74 million for Seagate’s non-cash stock-based compensation and $5 million of other non-operating charges. This compares to revenue of $7.55 billion, net income of $707 million and diluted earnings per share of $1.41 for the fiscal year ended July 1, 2005.

Pricing

The average selling price for Seagate products, on a blended basis, decreased approximately $1.00 from the March quarter. In aggregate, price decreases on a “like for like” product basis during the June quarter for Seagate designed products was approximately 7%, which was at the high end of the normal range for price erosion and slightly higher than the company’s expectations at the beginning of the quarter, especially for the desktop market. The pricing environment in the June quarter was very competitive and we expect it to remain competitive for the remainder of fiscal year 2007.

Cash and Uses of Cash

Seagate made capital investments during fiscal year 2006 that totaled $1 billion dollars. For fiscal 2007, we expect up to $1.3 billion in capital investment will be required. When we announced the acquisition of Maxtor, we estimated that up to $500 million of cash expenditures would be required. As we enter fiscal 2007, much of this expense is still in front of us, and we are confident that the total cash expenditures related to the Maxtor acquisition will not exceed $500 million.

Inventory

Reported inventory as of June 30, 2006 was $891 million, with approximately $637 million related to Seagate products and $254 million for Maxtor products. The Seagate product inventory increased from the prior quarter by $88 million, with almost the entire increase reflected in finished goods. Seagate’s standalone inventory turns decreased to 10.9.

Product Transition

Seagate is on track to complete the transition from Maxtor-designed products to Seagate products prior to December 2006, ahead of our original plans.

Media Supply

We believe there is adequate media capacity planned or in place to meet industry demand. We do continue to see tightness in glass substrates through September and this could result in spot shortages during this quarter. Aluminum substrates remain at very high capacity utilization and appear very tight through December.

Media Expansion

We previously indicated that with the combined Seagate and Maxtor external media supply agreements and Seagate’s internal manufacturing capacity we are in a position to relocate the Max media process equipment to Asia at this time. A defined plan is now in place as Seagate will expand media production in Singapore, near our current media facility. We expect it will require approximately 18 months to relocate the process equipment and initiate production at the new site.

Dividend and Stock Repurchase

The company declared a quarterly cash distribution of $0.08 per share to be paid on or before September 1, 2006 to all common shareholders of record as of August 18, 2006.

During the quarter ended June 30, 2006, the company repurchased approximately 16.7 million common shares worth approximately $400 million. The company’s board of directors has approved an additional share repurchase of up to $2.5 billion of the company’s common shares over the next two years.

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	June 30, 2006	July 1, 2005 (a)
ASSETS
Cash and cash equivalents	$910	$746
Short-term investments	823	1,090
Accounts receivable, net	1,445	1,094
Inventories	891	431
Other current assets	264	141

Total Current Assets	4,333	3,502

Property, equipment and leasehold improvements, net	2,106	1,529
Goodwill	2,475	—
Other intangibles	307	3
Other non-current assets	323	210

Total Assets	$9,544	$5,244

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$1,692	$1,108
Accrued employee compensation	385	266
Accrued restructuring	210	2
Accrued expenses	648	354
Accrued income taxes	72	46

Current portion of long-term debt	330	4

Total Current Liabilities	3,337	1,780

Non-current accrued restructuring	23	—
Other non-current liabilities	332	187
Long-term debt, less current portion	640	736

Total Liabilities	4,332	2,703

Shareholders’ Equity	5,212	2,541

Total Liabilities and Shareholders’ Equity	$9,544	$5,244

(a)	The information in this column was derived from the Company’s audited consolidated balance sheet as of July 1, 2005.

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30, 2006	July 1, 2005	June 30, 2006	July 1, 2005
Revenue	$2,529	$2,179	$9,206	$7,553

Cost of revenue	2,075	1,639	7,069	5,880
Product development	231	171	805	645
Marketing and administrative	144	87	447	306
Amortization of intangibles	7	—	7	—
Restructuring, net	—	1	4	—

Total operating expenses	2,457	1,898	8,332	6,831

Income from operations	72	281	874	722

Interest income	21	13	69	36
Interest expense	(10)	(13)	(41)	(48)
Other, net	—	10	22	22

Other income (expense), net	11	10	50	10

Income before income taxes	83	291	924	732
Provision for income taxes	76	11	84	25

Net income	$7	$280	$840	$707

Net income per share:
Basic	$0.01	$0.59	$1.70	$1.51
Diluted	0.01	0.55	1.60	1.41
Number of shares used in per share calculations:
Basic	532	475	495	468
Diluted	563	510	524	502

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Fiscal Year Ended
	June 30, 2006	July 1, 2005
OPERATING ACTIVITIES
Net income	$840	$707
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	612	466
Stock-based compensation	90	2
Tax benefit from stock options	(44)	—
Other non-cash operating activities, net	35	17
Changes in operating assets and liabilities:
Current assets and liabilities	(61)	132
Other assets and liabilities	(15)	104

Net cash provided by operating activities	1,457	1,428

INVESTING ACTIVITIES
Acquisition of property, equipment and leasehold improvements	(1,008)	(691)
Purchases of short-term investments	(3,220)	(4,796)
Maturities and sales of short-term investments	3,528	4,465
Net cash acquired from Maxtor Corporation	297	—
Other acquisitions, net of cash acquired	(28)	—
Other investing activities, net	(130)	(47)

Net cash used in investing activities	(561)	(1,069)

FINANCING ACTIVITIES
Repayment of long-term debt	(340)	(3)
Issuance of common shares for employee stock plans	118	90
Dividends to shareholders	(155)	(122)
Tax benefit from stock options	44	—
Repurchases of common stock	(399)	—

Net cash used in financing activities	(732)	(35)

Increase in cash and cash equivalents	164	324
Cash and cash equivalents at the beginning of the period	746	422

Cash and cash equivalents at the end of the period	$910	$746